Rule 424(b)(3)
Registration Statement 333-118899

PROSPECTUS SUPPLEMENT

DATED APRIL 21, 2009

TO

PROSPECTUS DATED SEPTEMBER 30, 2004

_______________________________________

EMPIRE RESORTS, INC.
_______________________________________

This Prospectus Supplement, dated April 21, 2009 (“Supplement No. 4”), supplements that certain Prospectus dated September 30, 2004 (the “Original Prospectus”), as supplemented by those certain Prospectus Supplements dated November 5, 2005, September 15, 2005 and August 21, 2006 (together with the Original Prospectus, the “Prospectus”), and should be read in conjunction with the Prospectus.

SELLING SECURITYHOLDERS

It was recently brought to the attention of Empire Resorts, Inc. that the holdings of Whitebox Convertible Arbitrage Partners, LP, Cineasias Partners, L.P., Whitebox Combined Partners, LP, F Cubed Partners, L.P., IAM Mini-Fund 14 Limited, Whitebox Diversified Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Pandora Select Partners, LP and DRE Partners, L.P. (collectively, the “Whitebox Funds”), as previously reported in the Prospectus were incorrect.  Rather, the correct holdings of the Whitebox Funds, as of the date hereof, are as follows, and each of their prior reported holdings are hereby amended and restated accordingly.

Name	Original Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding before Offering	Number of Shares of Common Stock Held Before Offering(1)	Number of Shares of Common Stock Offered for Sale(1)	Number of Shares of Common Stock Held After Offer(2)
Whitebox Convertible Arbitrage Partners, LP	$1,642,000	2.53%	20,623	20,623	--
Cineasias Partners, L.P.	$2,062,000	3.17%	25,898	25,898	--
Whitebox Combined Partners, LP	$393,000	*	4,936	4,936	--
F Cubed Partners, L.P.	$314,000	*	3,944	3,944	--
IAM Mini-Fund 14 Limited	$688,000	1.06%	8,641	8,641	--
Whitebox Diversified Convertible Arbitrage Partners, LP	$473,000	*	5,941	5,941	--
Whitebox Hedged High Yield Partners, LP	$391,000	*	4,911	4,911	--
Pandora Select Partners, LP	$1,500,000	2.31%	18,839	18,839	--
DRE Partners, L.P.	$714,000	1.10%	8,968	8,968	--

*  Less than 1%

(1)
The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the maximum conversion rate of 79.62 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(2)	Except as noted in the table, assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

In addition, the selling securityholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes or underlying common stock since the date on which the information in the Prospectus is presented.  Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

All provisions of the Prospectus not specifically amended by this Supplement No. 4 remain in full force and effect.

Please insert this Supplement No. 4 into your Prospectus and retain both this Supplement No. 4 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented to date, please write to Empire Resorts’ Corporate Secretary at c/o Monticello Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701 or call (845) 807-0001.